Exhibit 23.2

CONSENT OF KENNY H. LEE CPA GROUP, INC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Axesstel, Inc.

San Diego, California

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated February 28, 2003, except for the restatement as described in Note 2 which is as of September 30, 2004, relating to the consolidated financial statements of Axesstel, Inc., for the year ended December 31, 2002, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in such Prospectus.

/s/    Kenny H. Lee

KENNY H. LEE CPA GROUP, INC.

Los Angeles, California

October 13, 2004